UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2011

CAREPAYMENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Oregon	001-16781	91-1758621
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5300 Meadows Rd., Suite 400, Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

(503) 419-3505
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03(a) of this Form 8-K with respect to the Business Loan Agreement (the "Loan Agreement"), Promissory Note (the "Note") and Security Agreement (the "Security Agreement", and together with the Loan Agreement and the Note, the "Loan Documents"), each dated September 29, 2011, between CarePayment Technologies, Inc., an Oregon corporation (the "Company"), and Aequitas Commercial Finance, LLC, an Oregon limited liability company ("ACF"), is incorporated by reference.  ACF is a wholly-owned subsidiary of Aequitas Holdings, LLC, an Oregon limited liability company ("Holdings").  As of the date of this Current Report on Form 8-K, Holdings and its affiliates beneficially own approximately 96% of the Company's Class A Common Stock and control approximately 98% of the Company's voting rights on a fully-diluted basis.  The Company's two directors, James T. Quist and Brian A. Oliver, are also affiliates of ACF and Holdings.

The information set forth in Item 5.02(e) of this Form 8-K with respect to the Confidential Separation Agreement, dated and effective September 30, 2011 (the "Separation Agreement"), between Scott Johnson and the Company is incorporated by reference.

Item 1.02	Termination of Material Definitive Agreement.

Due to the departure of Mr. Johnson from the Company as described in Item 5.02(b) of this Form 8-K, Mr. Johnson' Offer of Employment, dated September 15, 2009, between Mr. Johnson and the Company terminated effective September 30, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)           On September 29, 2011, the Company entered into the Loan Agreement, the Security Agreement and the Note with ACF.  Pursuant to the Loan Agreement, ACF has agreed to make loans from time to time to the Company in an aggregate principal amount not to exceed $3,000,000.  On September 29, 2011, ACF advanced $1,631,000 to the Company under the Loan Agreement and the Note.

The outstanding principal balance due under the Note bears interest at the rate of 11% per annum, calculated on the basis of a 365-day year and actual days elapsed.  If the Company defaults under any of the Loan Documents, ACF has the option to increase the interest rate to 16%.  The Company is required to make interest-only payments under the Note beginning on October 29, 2011 and continuing on the same day of each month thereafter until December 31, 2012, when the Note matures and the outstanding principal balance of, and all accrued and unpaid interest due under, the Note becomes due and payable.  If any payment due under the Note is not received within 15 days of its due date, the Company is required to pay a late charge to ACF equal to the lesser of 5.0% of the amount of the late payment or the maximum amount permitted by law.  Additionally, if the Company defaults under any of the Loan Documents, ACF may accelerate the entire amount due and owing under the Note.  The Company may prepay all or any portion of the amount due and owing under the Note at any time following at least five (5) days notice to ACF.

Pursuant to the Security Agreement, the Company has granted a first priority security interest to ACF in all of the Company's assets, including, without limitation, its accounts, inventory, furniture, fixtures, equipment and general intangibles.

The foregoing description of the Loan Documents is qualified in its entirety by reference to the Loan Agreement, the Note and the Security Agreement, which are filed herewith as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective September 30, 2011, Scott Johnson resigned as Senior Vice President – Financial Products of the Company.

(e)           On September 30, 2011, Scott Johnson and the Company entered into the Separation Agreement in connection with his departure described in Item 5.02(b) of this Current Report on Form 8-K.  Under the terms of the Separation Agreement, Mr. Johnson continued to be paid his normal base salary through March 31, 2012.  Payments of these amounts will be in accordance with the Company's ordinary payroll procedures, including deductions of appropriate withholding and employment taxes as required by law.

Mr. Johnson will also continue to participate in the Company's group health insurance plan through September 30, 2011 or, if earlier, the date that Mr. Johnson is covered under another employer-sponsored plan.  Thereafter, Mr. Johnson may elect to continue to participate in the Company's group health insurance plan in accordance with federal COBRA law.

The Separation Agreement also includes a release of all claims by Mr. Johnson against the Company and its affiliates and an obligation on the part of Mr. Johnson not to compete with, or solicit the clients of, the Company for a period of 12 months following the date his employment was terminated.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which is filed herewith as Exhibit 10.4 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit. The following documents are filed as exhibits to this Form 8-K.

10.1	Business Loan Agreement, dated September 29, 2011, between CarePayment Technologies, Inc. and Aequitas Commercial Finance, LLC

10.2	Promissory Note, dated September 29, 2011, executed by CarePayment Technologies, Inc. in favor of Aequitas Commercial Finance, LLC

10.3	Security Agreement, dated September 29, 2011, between CarePayment Technologies, Inc. and Aequitas Commercial Finance, LLC

10.4	Confidential Separation Agreement dated September 30, 2011 between CarePayment Technologies, Inc. and Scott Johnson

SIGNATURES

           Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CarePayment Technologies, Inc.
(Registrant)

Date: October 5, 2011	/s/ James T. Quist
James T. Quist
Chief Executive Officer